UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2005

Inovio Biomedical Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11494 Sorrento Valley Road, San Diego, California		92121-1318
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(858) 597-6006

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005, the registrant entered into a definite agreement ("the Agreement") pursuant to which it has agreed to sell to a group of institutional investors, as well as Merck & Co. Inc. and Vical Inc., for approximately $15.8 million, shares of the registrant’s common stock at $2.40 per share. In addition, the registrant agreed to issue to such investors five-year warrants to purchase 35% of the number of shares of common stock to be sold. The material terms of the Agreement to the registrant are described in the registrant’s press release of December 19, 2005 announcing the transaction. A copy of such press release is attached hereto as Exhibit 99.1 and is incorporated herein.

At the closing of the transaction contemplated by the Agreement, the registrant expects to enter into a Registration Rights Agreement with such investors, under which it will agree to file a registration statement covering the resale of the shares sold and underlying the warrants within 30 days of the closing date and use its best efforts to cause such registration statement to be declared effective within 120 days after the closing date.

At the closing of the transactions contemplated by the Agreement, the registrant expects to issue an aggregate of approximately 9,900,000 shares of its common stock and approximately 3,465,000 warrants, including shares and warrants to be issued under the Agreement to certain holders of the registrant’s outstanding Cumulative Convertible Preferred Stock in exchange for their Preferred Stock pursuant to existing participation rights applicable to the registrant’s new equity financings and to certain holders of the registrant's common stock issued in January 2005 who have been permitted by the registrant to exchange a portion of these shares in this transaction. It is expected that such exchanges will result in the retirement of an aggregate of 734 shares of the registrant’s outstanding Series A, B and C Cumulative Convertible Preferred Stock and 1,142,593 shares of its outstanding common stock. Gross cash proceeds to be received by the registrant under the Agreement include $2,430,000 due from an investor as part of a funding commitment made, and a promissory note delivered, to the registrant in January 2005.

Item 3.02 Unregistered Sales of Equity Securities.

The shares and the warrants described in Item 1.01 above are being offered and sold by the registrant in reliance upon exemptions from registration provided pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. No general solicitation or advertising was undertaken in connection with the offer and sale of the securities. The investors each represented to the registrant that the investor was purchasing the securities for its own account and not with a present view towards the distribution thereof and appropriate legends will be affixed to the certificates evidencing the securities in such transaction. Each of the investors represented that it qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended). The registrant has agreed to pay to Thomas Weisel Partners LLC ("TWP") a fee of $750,000 for its services as placement agent in connection with the transaction and to reimburse TWP for its reasonable fees and expenses in connection therewith up to $50,000.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated December 19, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inovio Biomedical Corporation

December 22, 2005	By:	/s/ Peter Kies

Name: Peter Kies
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 19, 2005.